               [JEFFER, MANGELS, BUTLER & MARMARO LLP LETTERHEAD]






                                     October 18, 1996                 56849-0001




Jerry's Famous Deli, Inc.
12711 Ventura Boulevard
Suite 400
Studio City, California 91604

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which Jerry's Famous Deli, Inc., a California corporation (the "Company"), proposes to file with the Securities and Exchange Commission (the "Commission").

                  The Registration Statement covers 2,000,000 shares of Common Stock, no par value, issuable under the Stock Option Plan (the "Plan"). The 2,000,000 shares of Common Stock underlying the Plan are herein referred to as the "Shares".

                  In connection with rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of originals, of such corporate records of the Company and other documents which we considered necessary for the purposes of this opinion.

                  In our review and examination of documents we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies thereof; (iii) all signatories have adequate power and authority and have taken all necessary licenses and permits to entitle them to enforce such agreements; and (iv) each person signing a document is a competent adult person not operating under any legal disability, duress or having been defrauded in the execution of documents.

                  Based upon and subject to the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and when so issued upon (i) payment therefor